Exhibit 5.1

K&L Gates LLP HEARST TOWER 47th FLOOR 214 NORTH TRYON STREET CHARLOTTE, NC 28202 T 704.331.7400 F 704.331.7598 klgates.com

March 28, 2014
LipoScience, Inc.
2500 Sumner Boulevard
Raleigh, NC 27616

Ladies and Gentlemen:
We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 531,610 shares (the “Shares”) of Common Stock, par value $0.001 per share, of LipoScience, Inc., a Delaware corporation (the “Company”), issuable pursuant to the LipoScience, Inc. 2012 Equity Incentive Plan (the “Plan”).
You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the corporate action of the Company that reserved and authorized the Shares for issuance by the Company pursuant to the terms of the Plan, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.
Based upon and subject to the foregoing, it is our opinion that when (i) specifically authorized for issuance by the Company’s Board of Directors or a duly authorized committee thereof (the “Authorizing Resolutions”), (ii) the Registration Statement has become effective under the Securities Act and (iii) shares of Common Stock have been issued consistent with the Authorizing Resolutions and as contemplated by the Plan, such shares of Common Stock will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP